United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
May 10, 2005
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MDU COMMUNICATIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

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Delaware	0-26053	84-1342898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60-D Commerce Way
Totowa, New Jersey 07512
(Address of principal executive offices including zip code)

(973) 237-9499
Registrant's telephone number, including area code:

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On May 9, 2005, management of MDU Communications International, Inc. (the “Company”), in consultation with the Audit Committee of the Company’s Board of Directors and the Company’s independent registered public accounting firm, J.H. Cohn LLP, concluded that the audited financial statements of the Company for the year ended September 30, 2004 included in the Company’s Annual Report on Form 10-KSB and the unaudited financial statements of the Company for quarter ended December 31, 2004 included in the Company’s Quarterly Report on Form 10-QSB, contained a miscalculation regarding the valuation of the Company’s issued and outstanding stock options that were subject to variable plan accounting treatment under applicable accounting standards and, as such, those financial statements should no longer be relied upon. We intend to file an Amendment No. 1 to our Form 10-KSB and an Amendment No. 1 to our Form 10-QSB as soon as reasonably practicable to correct this error and amend and restate these financial statements to be accurate.

The restatements involve only non-cash adjustments and result in an additional $1.27 million noncash compensation expense for fiscal 2004, which increases the total net loss for the year by 16%, and an additional $88,000 noncash compensation expense for the first quarter of fiscal 2005, which increases the total net loss for the quarter by 5%. The restatements will not have any impact on the Company’s previously reported revenue, direct costs, sales expenses, customer service expenses, cash flows from operating activities or total stockholders’ equity.

Item 9.01.  Financial Statements and Exhibits

The following exhibit is are being filed pursuant to Item 601 of Regulations S-K and General Instruction B to this form:

Exhibit 99.1 - Letter to the Securities and Exchange Commission from the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU COMMUNICATIONS INTERNATIONAL, INC.

Date: May 12, 2005	By:	/s/ Sheldon Nelson
Sheldon Nelson
Chief Executive Officer